The Hartford Income Shares Fund, Inc.

Sub-Item 77D - Policies with Respect to Security Investments
(see also Sub-Item 77Q1(b))

Investment Policy Changes

Over the reporting period the company's Board of Directors approved the following investment policy changes:

1. Fundamental policy regarding the issuing of senior securities.

The Company will not borrow money or issue any class of senior securities, except to the extent consistent with the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, or as may otherwise be permitted from time to time by regulatory authority.

2. Fundamental policy regarding the borrowing of money.

The Company will not borrow money or issue any class of senior securities, except to the extent consistent with the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, or as may otherwise be permitted from time to time by regulatory authority.

3. Policy regarding the pledging, mortgaging or hypothecating of the Company's assets.

The Company may not pledge, mortgage or hypothecate its assets, except to the extent required to secure permitted borrowings. This investment restriction shall not apply to any required segregated account, securities lending arrangements or other assets in escrow and collateral arrangements with respect to margin for futures contracts and related options. This policy was also changed from fundamental to non-fundamental.

4. Fundamental policy regarding underwriting securities.

The Company will not act as an underwriter of securities of other issuers, except to the extent that, in connection with the disposition of portfolio securities, the Company may be deemed an underwriter under applicable laws.

5. Fundamental policy regarding investments in real estate and interests therein.

The Company will not purchase or sell real estate unless acquired as a result of ownership of securities or other instruments, although it may purchase securities secured by real estate or interests therein, or securities issued by companies which invest in real estate or interests therein.



6. Fundamental policy regarding purchases and sales of commodities and commodities contracts.

The Company will not purchase or sell commodities or commodities contracts, except that the Company may purchase or sell financial futures contracts, options on financial futures contracts and futures contracts, forward contracts, and options with respect to foreign currencies, and may enter into swap transactions or other financial transactions of any kind.

7. Fundamental policy regarding the diversification of investments.

The Company has elected to be classified as a diversified closed-end management investment company.

8. Policy regarding restricted securities non-fundamental.

This policy was changed from fundamental to non-fundamental.

9. Fundamental policy regarding investment concentrations within a particular industry.

The Company will not purchase the securities of any issuer (other than securities issued or guaranteed by the U.S. Government or any of its agencies or instrumentalities) if, as a result, more than 25% of the Company's total assets would be invested in the securities of companies whose principal business activities are in the same industry. As to utility companies, gas, electric, water and telephone companies will be considered as separate industries.

10. Fundamental policy regarding securities of, or guaranteed by, the Canadian government.

The current policy was eliminated.

11. Fundamental policy regarding purchasing or retaining securities beneficially owned by the Company's officers or Directors.

The current policy was eliminated.

12. Fundamental policy regarding the making of loans.

The Company will not make loans, except to the extent consistent with the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, or as may otherwise be permitted from time to time by regulatory authority.

13. Policy regarding the purchasing of securities on margin.

The Company may not purchase any securities on margin (except that it may obtain such short-term credits as may be necessary for the clearance of purchases and sales of portfolio securities). The deposit or payment by the Company of initial or maintenance margin in connection with futures contracts or related options transactions is not considered the purchase of a security on margin. This policy was also changed from fundamental to non-fundamental.

14. Fundamental policy regarding securities trading accounts.

The policy was eliminated.

15. Fundamental policy regarding investments in puts, calls or combinations thereof.

The policy was eliminated.

16. Policy regarding short sales.

The Company may not sell securities short except for short sales against the box. This policy was also changed from fundamental to non-fundamental.

17. Policy regarding interest rate futures contracts.

The Company may enter into, hold, and dispose of interest rate futures contracts and may make deposits or have similar arrangements in connection therewith. The Company may purchase, hold, exercise, or dispose of fixed income securities options, provided that the total premium cost of options outstanding at any time shall not be in excess of 5% of the Company's total assets. This policy was also changed from fundamental to non-fundamental.